Wisconsin energy companies announce plan to continue operations at Columbia Energy Center, commit to exploring conversion to natural gas

This necessary next step furthers reliability, supports customer growth and maintains affordability while continuing to advance co-owners’ sustainability goals.

MADISON, Wis. (Dec. 4, 2024) – Today the Columbia Energy Center co-owners – Alliant Energy, Madison Gas and Electric Company (MGE) and Wisconsin Public Service Corp. (WPS) – jointly detailed plans to shift the suspension of coal operations to the end of 2029. This shift from the previous date of 2026 provides the companies time to explore converting at least one of Columbia’s units to natural gas before the end of 2029 – while also furthering reliability, supporting customer growth, maintaining affordability and continuing to advance their sustainability goals.

This plan allows the companies to continue leveraging current generation assets to enhance system reliability while addressing changing market conditions.

Multiple reports have documented the industry is facing unprecedented circumstances, including changes implemented by the Midcontinent Independent System Operator (MISO) – the regional system operator. Recently, MISO changed the accreditation levels for different generation resources and made the direct recommendation that there’s a “need to accelerate resource additions, monitor large load additions, and delay resource retirements to reliably manage the anticipated growth in electricity demand” to support reliability and load growth.

Natural gas plays an important role in enabling the ongoing transition toward greater use of renewable resources by providing a flexible, dispatchable resource to serve customers reliably and affordably when necessary. A potential conversion, if sought by the co-owners and approved by regulators, would satisfy future capacity needs while also complementing the co-owners’ renewable resources.

On behalf of customers and communities across Wisconsin, the plant’s co-owners’ commitment to carbon reduction goals remains unwavering. The co-owners are continuously analyzing market conditions and projected energy demands. Based on this data, they determined this is the best path forward to ensure continued reliability, affordability for all, and future growth preparedness. Each also reaffirmed their commitments to eliminating coal as a generation source and to pursuing their carbon reduction goals, thereby paving the way for cleaner, more sustainable energy solutions in the most cost-effective and responsible manner possible.

Advancing innovation at the Columbia site

In August, an application for state regulatory approval was filed for the Columbia Energy Storage Project. The innovative project received an award for a cooperative agreement with the U.S. Department of Energy in July 2024 to support the construction of a compressed carbon dioxide long-duration energy storage (LDES) system at the Columbia Energy Center site. If approved, the LDES project would be the first of its kind in the United States.

The 18-megawatt facility would be capable of providing the co-owners at least 10 hours of energy storage, enhancing reliability and dispatchability on the grid by storing energy to help meet peak demand. Pending approval, the energy storage system is expected to be operational by the end of 2027.

Media Contacts:

Cindy Tomlinson, Alliant Energy, 608.458.3869 | cindytomlinson@alliantenergy.com

Steve Schultz, MGE, 608.252.7219 | sbschultz@mge.com

Brendan Conway, WPS, 414.221.3728 | brendan.conway@wecenergygroup.com

About Alliant Energy

Alliant Energy Corporation (NASDAQ: LNT) provides regulated energy service to approximately 1 million electric and 425,000 natural gas customers across Iowa and Wisconsin. Alliant Energy's mission is to deliver energy solutions and exceptional service customers and communities count on – safely, efficiently and responsibly. Interstate Power and Light Company (IPL) and Wisconsin Power and Light Company (WPL) are Alliant Energy's two public energy companies. Alliant Energy is a component of Bloomberg’s Gender-Equality Index and the S&P 500. For more information, visit alliantenergy.com and follow Alliant Energy on LinkedIn, Facebook, Instagram, and X.

About MGE

MGE generates and distributes electricity to 163,000 customers in Dane County, Wis., and purchases and distributes natural gas to 176,000 customers in seven south-central and western Wisconsin counties. MGE's parent company is MGE Energy, Inc. The company's roots in the Madison area date back more than 150 years. O

About WPS

Wisconsin Public Service Corp. is a subsidiary of WEC Energy Group (NYSE: WEC). The company serves approximately 466,000 electric and 344,000 natural gas customers in northeastern and north central Wisconsin. Visit wisconsinpublicservice.com.

This statement includes forward-looking statements. These statements can be identified because they include words such as “plans,” “plan,” “by 2029,” potential,” or other words or expressions of similar import. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. Actual results could be materially affected by the following factors, among others: the inability to obtain regulatory approvals or necessary permits in a timely manner, including approval from MISO; state regulatory actions that delay or reject the proposed plans, or that include terms that make the plans uneconomical, including rate recovery levels and returns on equity; load growth; the ability to complete construction of renewable generation projects or other replacement generation in a timely manner; the inability to obtain necessary equipment and labor in a timely manner; failure of equipment and technology to perform as expected; current or future litigation, regulatory investigations, proceedings or inquiries; and economic and political conditions. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy Corporation, Wisconsin Power and Light Company, Madison Gas and Electric Company and Wisconsin Public Service Corp. undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.